PARENTS & SUBSIDIARIES OF THE REGISTRANT

There is no parent of the registrant.

The Registrant owns 100% of the outstanding capital stock of the following subsidiaries:
                                                                Jurisdiction of
Business Name of Corporation                                      Incorporation
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Dixie Type & Supply Company, Inc.                                      Alabama

Onondaga Litho Supply Co., Inc.(Inactive at December 31, 1996)         New York


All of the aforementioned are included in the Consolidated Financial Statements of the Registrant filed herewith.